Exhibit (k)(9)

WHITEHORSE FINANCE, LLC,

as Borrower

$90,000,000.00

TERM LOAN AGREEMENT

CITIBANK, N. A.,

as Administrative Agent and Sole Lead Arranger,

and

LENDERS NAMED HEREIN

as Lenders

DATE OF AGREEMENT: November [    ], 2012

i

Section 9.16	Maximum Interest.	49
Section 9.17	Headings.	49
Section 9.18	[Intentionally Omitted].	49
Section 9.19	Confidentiality.	49
Section 9.20	PATRIOT ACT NOTICE.	50
Section 9.21	Multiple Counterparts.	50
Section 9.22	Independence of Covenants.	50

Schedules and Exhibits

Schedules
Schedule 1.1(a)	Commitments of Lenders; Pro Rata Shares
Schedule 1.1(b)	Environmental and Social Policy Guidelines of Administrative Agent
Schedule 3.16	Ownership of Equity Interests of Borrower

Exhibits
Exhibit 1.1(a)	Form of Revolving Credit Borrower Guaranty
Exhibit 2.3(a)	Form of Notice of Advance
Exhibit 2.3(d)	Form of Notice of Continuation/Conversion
Exhibit 2.7(i)	Form of Lender Term Loan Note
Exhibit 4.1(c)	Form of Compliance Certificate
Exhibit 9.13(b)	Form of Assignment and Assumption Agreement

v

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT, dated as of November [    ], 2012, by and among WHITEHORSE FINANCE, LLC, a Delaware limited liability company, as borrower (the “Borrower”), CITIBANK, N. A., a national banking association (in its individual capacity, “Citibank”), as a Lender (as hereinafter defined) and as Administrative Agent (as hereinafter defined) for Lenders, and each of the other lending institutions that becomes a Lender hereunder.

RECITALS:

WHEREAS, Lenders are willing to lend funds to the Borrower upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration the parties hereto do hereby agree as follows:

SECTION 1

DEFINITIONS

Section 1.1 Defined Terms. For the purposes of this Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the Section or recital referred to:

“Administrative Agent” means Citibank until the appointment of a successor administrative agent pursuant to the terms of this Agreement and, thereafter, shall mean such successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, such account as set forth in Section 9.8 hereof, or such other address or account as Administrative Agent may from time to time notify Borrower and Lenders.

“Affiliate” shall mean, with respect to a certain Person, any other Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person.

“Agreement” means this Term Loan Agreement, as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time in accordance with the terms hereof.

“Alternate Base Rate” means a fluctuating annual rate of interest in effect from time to time that for any day shall be equal to the highest of: (a) the Base Rate in effect on such day; and (b) the Federal Funds Rate in effect on such day plus 2.00% per annum; and (c) the Reset LIBOR Rate on such day plus 2.00% per annum.

“Alternate Base Rate Conversion Date” is defined in Section 2.3(d)(i) hereof.

“Alternate Base Rate Loan” means a Loan that bears interest based on the Alternate Base Rate.

“Applicable Margin” means (a) with respect to any Alternate Base Rate Loan, 1.00% per annum; and (b) with respect to any LIBOR Loan, 2.75% per annum.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” is defined in Section 9.13(b) hereof.

“Assignment and Assumption Agreement” means the agreement contemplated by Section 9.13(b) hereof, pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be in the form of Exhibit 9.13(b) attached hereto.

“Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel of Administrative Agent, and to the extent permitted by Section 9.6 hereof, the Lenders.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §101, et seq.

“Base Rate” means a fluctuating annual rate of interest in effect from time to time that for any day shall be equal to the rate of interest for such day announced publicly by Citibank in New York, New York, as Citibank base rate (which Borrower acknowledges and agrees is announced by such bank and used by Administrative Agent for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank, Administrative Agent or Lenders).

“Borrower” is defined in the first paragraph hereof.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of LIBOR Loans, having the same Interest Period, made by Lenders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close by law and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Legal Requirement; (b) any change in any Legal Requirement or in the administration, interpretation or application thereof by any Governmental Authority having the force of law; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citibank” is defined in the Preamble hereto and includes its successors and assigns.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 6.1 hereof are satisfied or waived.

“Commitment” means, for each Lender, the amounts in respect of the Maximum Commitment set forth on Schedule 1.1(a) attached hereto or on its respective Assignment and Assumption Agreement, or by further assignment by such Lender pursuant to Section 9.13(b) hereof. Schedule 1.1(a) shall automatically be deemed to be amended in the event that any Lender’s Commitment is added, increased, decreased or terminated in accordance with the terms hereof. The aggregate Commitments of all Lenders on the Closing Date are Ninety Million and 00/100 Dollars ($90,000,000.00).

“Compliance Certificate” is defined in Section 4.1(c) hereof.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP of the relevant Person and its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Group” means, as to any Person: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which such Person is a part.

“Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 2.3(d) hereof of one Type of Loan into another Type of Loan.

“Current Party” is defined in Section 9.14 hereof.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Defaulting Lender” means any Lender that: (a) has failed to make its Pro Rata Share of any disbursement required to be made in respect of Loans; (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute; or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Default Rate” means on any day the lesser of: (a) two (2%) percent per annum above the rate then in effect for such Loan, and (b) the maximum interest rate permitted by law, in either case.

“Demand Deposit Account” is defined in Section 2.21 hereof.

“Distribution” is defined in Section 5.7(a) hereof.

“Dollars” and the sign “$” means lawful currency of the United States of America.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender or an Approved Fund with respect to a Lender; and (c) prior to an Event of Default, any other Person approved by Administrative

Agent (such consent not to be unreasonably withheld); provided, however, that, except as otherwise permitted in the Revolving Credit Borrower Guaranty, none of Borrower, Revolving Credit Borrower, General Partner or any of their respective Affiliates shall qualify as an “Eligible Assignee”.

“Environmental and Social Policy Guidelines” means the Environmental and Social Policy Guidelines of Administrative Agent, a copy of which is attached hereto as Schedule 1.1(b).

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to Borrower by any Person with regard to air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental, health or safety matter affecting Borrower or any of Borrower’s Properties.

“Environmental Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time, applicable to Borrower; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“Environmental Liability” means any actual or contingent liability in respect of any damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean up, restoration or any other cost or expense arising out of any Environmental Complaint, Release of Hazardous Materials or violation of Environmental Law.

“Equity Interest” means the limited liability company interest, membership interest, shares of capital stock or other equity interest of a Person in Borrower under the Organizational Documents of Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by the United States Department of Labor, as from time to time in effect.

“Event of Default” is defined in Section 7.1 hereof.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder: (a) Taxes imposed on or measured by its overall net income, net profit or net worth (however denominated), and franchise or capital Taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient (or, in the case of a pass-through entity, any of its beneficial owners) is organized or is (or is deemed to be) doing business or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits or backup withholding Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located; (c) in the case of a Lender (other than an assignee pursuant to a request by Borrower under Section 9.13 hereof), any withholding tax unless such Tax is imposed as a result of a change in applicable statute, regulation or treaty occurring after such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.16(a) hereof; and (d) Taxes attributable to a Lender’s (or, in the case of a pass-through entity, any of its beneficial owners’) failure to comply with Section 2.16(e) or (f) hereof.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or (ii) if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 11:00 a.m., New York City time, for the day for such transactions received by Citibank, N.A. from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means H.I.G. Bayside Loan Advisors, LLC, a Delaware limited liability company, and the general partner of the Revolving Credit Borrower.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over Borrower, Administrative Agent, or Lenders, or any of their respective businesses, operations, assets, or properties.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent: (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. § 1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) all net obligations of such Person’s Swap Contracts;

(d) all obligations of such Person to pay the deferred purchase price of property purchased or services rendered (other than trade accounts payable in the ordinary course of business and intercompany liabilities);

(e) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all capital leases; and

(g) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, (i) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person, and (ii) the amount of the Indebtedness shall not include any portion thereof which is secured by cash; provided, however, that for purposes of Section 7 hereof clause (ii) shall be deemed to be included as part of the definition of “Indebtedness”. Subject to clause (ii) immediately preceding, the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes imposed on any payment by Borrower or on account of any Obligation hereunder or under any Loan Document other than Excluded Taxes.

“Indemnitees” is defined in Section 9.7(a) hereof.

“Information” is defined in Section 9.19 hereof.

“Interest Option” means each of LIBOR and the Alternate Base Rate.

“Interest Payment Date” means: (a) as to any Alternate Base Rate Loan, the last Business Day of each month, or such earlier date as such Alternate Base Rate Loan shall mature, by acceleration or otherwise; (b) as to any LIBOR Loan: (i) the last day of the Interest Period for such LIBOR Loan, unless such Interest Period shall be an Interest Period in excess of three (3) months, in which case the “Interest Payment Date” shall be, with respect to such LIBOR Loan, the date that is three (3) months following the initial Borrowing date of such LIBOR Loan and each three (3) month anniversary thereafter, and, thereafter, the last day of such Interest Period; or (ii) such earlier date as such LIBOR Loan shall mature, by acceleration or otherwise; and (c) as to any Loan, the date of any prepayment made hereunder, as to the amount prepaid.

“Interest Period” means, with respect to any LIBOR Loan, a period commencing:

(a) on the borrowing date of such LIBOR Loan; or

(b) on the termination date of the immediately preceding Interest Period in the case of a continuation of a LIBOR Loan to a successive Interest Period as described in Section 2.3 hereof, and ending one (1) month, two (2) months, three (3) months, four (4) months, five (5) months or six (6) months thereafter, each as Borrower shall elect in accordance with Section 2.3 hereof; provided, however, that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (i) immediately above, end on the last Business Day of a calendar month; and

(iii) if the Interest Period would otherwise end after the Stated Maturity Date, such Interest Period shall end on the Stated Maturity Date.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Legal Requirement” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, court orders, decrees, licenses, authorizations and permits of, and agreements with, any Governmental Authority, having the force of law.

“Lender” means each lending institution that is a signatory hereto on the Closing Date as a “Lender” or that becomes a Lender hereunder pursuant to Section 9.13 hereof or otherwise, and “Lenders” means all Lenders collectively.

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s written notice delivered to Administrative Agent, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent in writing.

“LIBOR” means, with respect to any Borrowing in respect of Dollars, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which U.S. dollar deposits with a term equivalent to such Interest Period would be offered by Citibank, N.A. in London, England to major banks in the London or other offshore interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Conversion Date” is defined in Section 2.3(d)(i) hereof.

“LIBOR Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to LIBOR for a particular Interest Period.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.

“Loan” means any extension of credit by a Lender to Borrower hereunder in the form of an Alternate Base Rate Loan or a LIBOR Loan, and “Loans” means the plural thereof.

“Loan Documents” means this Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof) and each Assignment and Assumption Agreement and such other agreements and documents, any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Agreement or any of the other Loan Documents and any additional documents delivered in connection with any amendment, supplement or modification, each as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, together with all attachments thereto.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of a Person; (b) a material impairment of the ability of a Person, to perform its respective obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against a Person of any Loan Document to which it is a party.

“Material Amendment” is defined in Section 5.4 hereof.

“Material Indebtedness” means any Indebtedness having an aggregate outstanding principal amount of not less than One Million Dollars ($1,000,000.00).

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; or (b) the date upon which Administrative Agent declares the Obligations due and payable during the continuance of an Event of Default.

“Maximum Commitment” means the principal amount of Ninety Million and 00/100 Dollars ($90,000,000).

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Non-Consenting Lender” is defined in Section 9.15 hereof.

“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness of such Person with respect to which the holder of such Indebtedness may not look to the general credit or assets of such Person for repayment other than to the extent of any security provided for the payment of such Indebtedness.

“Notes” means the promissory notes provided for in Section 2.7 hereof, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified; and “Note” means any one of the Notes.

“Notice of Advance” is defined in Section 2.3(a) hereof and shall be substantially in the form of Exhibit 2.3(a) attached hereto.

“Notice of Continuation” is defined in Section 2.3(d)(ii) hereof and shall be substantially in the form of Exhibit 2.3(d) attached hereto.

“Notice of Conversion” is defined in Section 2.3(d)(i) hereof and shall be substantially in the form of Exhibit 2.3(d) attached hereto.

“Obligations” means all present and future indebtedness, obligations, and liabilities of Borrower to Lenders, and all renewals and extensions thereof, or any part thereof (including, without limitation, Borrowings, or any part thereof), arising pursuant to this Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes, and all interest accruing thereon, and reasonable Attorney Costs incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of Borrower to Lenders and any Affiliate of any Lender evidenced or arising pursuant to any of the other Loan Documents or any Swap Contract, and all renewals and extensions thereof, or any part thereof.

“OFAC” is defined in Section 3.21 hereof.

“Organizational Documents” means, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, trust or other form of business entity, the partnership, or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, the articles or certificate of formation and its operating agreement or limited liability company agreement; and (c) in the case of a corporation, the certificate or articles of incorporation and its bylaws.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of this Agreement or any other Loan Document.

“Participant” is defined in Section 9.13(d) hereof.

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-66 (signed into law October 26, 2001)), as amended.

“Permitted Conversion” means a conversion of Borrower from a Delaware limited liability company to a Delaware corporation in accordance with the requirements of Section 5.4.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, non-profit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Potential Default” means the breach by Borrower of any representation, condition or covenant hereunder that, with the giving of notice or lapse of time or both, would become an Event of Default.

“Principal Obligation” means the aggregate outstanding principal amount of the Loans.

“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned, directly or indirectly, by Borrower, and “Properties” means the plural of the foregoing.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) on or prior to the Closing Date, (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) thereafter, (i) the numerator of which is the amount of Loans outstanding of such Lender at such time and (ii) the denominator of which is the aggregate Loans outstanding of all Lenders at such time.

“Register” is defined in Section 9.13(c) hereof.

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, of any Property.

“Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Loans, a Notice of Advance, Notice of Continuation or Notice of Conversion.

“Required Lenders” means, as of any date of determination, (a) in the event that there are only two (2) banks acting as Lenders, both Lenders; (b) in the event that there are more than two (2) banks acting as Lenders, Lenders (other than a Defaulting Lender) holding an aggregate Pro Rata Share of more than fifty-one percent (51%) of the aggregate Loans of all Lenders (other than Defaulting Lenders) at such time.

“Reset LIBOR Rate” means a daily fluctuating rate of interest per annum, equal for each day to the one-month BBA LIBOR for such day, or if such day is not a Business Day, the immediately preceding Business Day.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, the chairman, the chief financial officer, the treasurer, any vice president, the managing member, the general partner or the manager of such Person.

“Revolving Credit Agreement” means the Revolving Credit Agreement dated as of August 4, 2011, as amended by the First Amendment to Revolving Credit Agreement dated as of August 3, 2012, and the Second Amendment to Revolving Credit Agreement dated as of the Closing Date and as further amended from time to time, each among the Revolving Credit Borrower, the General Partner, the Lenders, and Citibank, N.A., as letter of credit issuer, administrative agent and sole lead arranger.

“Revolving Credit Borrower” means H.I.G. Bayside Loan Opportunity Fund II, L.P., a Delaware limited partnership.

“Revolving Credit Borrower Guaranty” means an unconditional guaranty of payment in the form of Exhibit 1.1(a) attached hereto, enforceable against Revolving Credit Borrower for the payment of Borrower’s debt or obligations to Lenders.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“Stated Maturity Date” means July 3, 2014, as same may be accelerated in accordance with the terms hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Super Majority Lenders” means, as of any date of determination, (a) in the event that there are only two (2) banks acting as Lenders, both Lenders; (b) in the event that there are more than two (2) banks acting as Lenders, Lenders (other than a Defaulting Lender) holding an aggregate Pro Rata Share of more than sixty-six and two-thirds percent (66-2/3%) of the aggregate Loans of all Lenders (other than Defaulting Lenders) at such time.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement; provided that any of the foregoing shall be entered into with Citibank, N.A. or an Affiliate thereof.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in subclause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Administrative Agent, a Lender or any Affiliate of Administrative Agent or a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Type of Loan” means any type of Loan (i.e., an Alternate Base Rate Loan or LIBOR Loan).

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state, which governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligations.

Section 1.2 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement, unless otherwise defined in such other document.

(b) Defined terms used in the singular shall import the plural and vice versa.

(c) The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(d) Section, Exhibit and Schedule references are to the Loan Document in which such reference appears unless otherwise specified.

(e) The term “including” is by way of example and not limitation.

(f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3 Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in New York, New York.

Section 1.4 Currency. All calculations shall be in Dollars.

Section 1.5 [Intentionally Omitted].

SECTION 2

LOANS

Section 2.1 The Loans.

(a) The Loans. Subject to the terms and conditions herein set forth, Lenders agree, on the Closing Date, to make Loans to the Borrower in the amount requested pursuant to Section 2.3 hereof not to exceed the Maximum Commitment. Loans repaid pursuant to Sections 2.8 and 2.9 may not be reborrowed.

(b) Limitation on Initial Borrowing. Notwithstanding anything to the contrary herein contained, Lenders shall not be required to advance the initial Borrowing hereunder on the Closing Date if the conditions of Section 6.2 of the Revolving Credit Agreement and Section 6.1 hereof are not satisfied.

(c) [Intentionally Omitted].

Section 2.2 [Intentionally Omitted].

Section 2.3 Borrowings, Conversions and Continuations of Loans.

(a) Request for Credit Extension; Conversions and Continuations. Each Borrowing shall be made upon Borrower’s irrevocable notice to Administrative Agent, which notice shall be substantially in the form of Exhibit 2.3(a) attached hereto (each, a “Notice of Advance”), which may also be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 11:59 a.m. at least three (3) Business Days prior to the requested date of any Borrowing of LIBOR Loans; and (ii) not later than 11:59 a.m. on the same Business Day of the requested date of any Borrowing of Alternate Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.3(a) must be confirmed promptly by delivery to Administrative Agent of a written Notice of Advance, appropriately completed and signed by the Responsible Officer(s) of Borrower. If, with respect to a maturing LIBOR Loan, Borrower shall fail to deliver a Notice of Continuation or Notice of Conversion, Borrower will be deemed to have requested a new Alternate Base Rate Loan in the same principal amount as the maturing LIBOR Loan. If Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Notice of Advance, but fails to specify an Interest Period, it will be deemed to have specified an

Interest Period of one month. Each Notice of Advance submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1(r) and 6.1(s) hereof have been satisfied on and as of the date of the applicable Borrowing, conversion or continuation.

(b) Administrative Agent Notification of Lenders. Following receipt of a Notice of Advance, Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion of LIBOR Loans pursuant to the preceding subsection.

(c) Maximum LIBOR Loans. Notwithstanding anything to the contrary contained herein, Borrower shall not have the right to have more than three (3) Borrowings of LIBOR Loans outstanding at any one time.

(d) Conversions and Continuations of Loans.

(i) Borrower shall have the right, with respect to: (A) any Alternate Base Rate Loan to convert such Alternate Base Rate Loan to a LIBOR Loan (the date of conversion being the “LIBOR Conversion Date”); and (B) any LIBOR Loan to convert such LIBOR Loan to a Alternate Base Rate Loan (the date of conversion, a “Alternate Base Rate Conversion Date”), (provided, however, that Borrower shall, on such Alternate Base Rate Conversion Date, make the payments required by Sections 2.19 and 2.20 hereof, if any); in either case, by giving Administrative Agent written notice substantially in the form of Exhibit 2.3(d) attached hereto (a “Notice of Conversion”) of such selection no later than 11:59 a.m. at least: (x) three (3) Business Days prior to such LIBOR Conversion Date; or (y) one (1) Business Day prior to such Alternate Base Rate Conversion Date. Each Notice of Conversion shall be irrevocable and effective upon notification thereof to Administrative Agent and shall be deemed to constitute a representation and warranty by Borrower that except as otherwise disclosed to Administrative Agent in writing, the representations and warranties set forth in Section 3 hereof are true and correct in all material respects on and as of the date of such Notice of Conversion, with the same force and effect as if made on and as of such date (except for representations and warranties which, by their terms are expressly limited to an earlier date (such as “as of the date hereof”) which shall only be required to be true as of such earlier date). Each Notice of Conversion submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1(r) and 6.1(s) hereof have been satisfied on and as of the date of the applicable conversion.

(ii) No later than 11:00 a.m. at least three (3) Business Days prior to the termination of an Interest Period related to a LIBOR Loan, Borrower shall give the Administrative Agent written notice in substantially the form of Exhibit 2.3(d) attached hereto (the “Notice of Continuation”) whether it desires to continue such LIBOR Loan and shall designate the Interest Option which shall be applicable to such continuation upon the expiration of such Interest Period. Each Notice of Continuation shall be irrevocable and effective upon notification thereof to the Administrative Agent and shall be deemed to constitute a representation and warranty by Borrower that except as otherwise disclosed to Administrative Agent in writing, the representations and warranties set forth in

Section 3 hereof are true and correct in all material respects on and as of the date of such Notice of Continuation, with the same force and effect as if made on and as of such date (except for representations and warranties which, by their terms are expressly limited to an earlier date (such as “as of the date hereof”) which shall only be required to be true as of such earlier date). Each Notice of Continuation submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1(r) and 6.1(s) hereof have been satisfied on and as of the date of the applicable continuation.

(iii) Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Administrative Agent.

Section 2.4 Minimum Loan Amounts. Each Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount that is an integral multiple of $100,000.00 and not less than $1,000,000.00, and each Borrowing of, conversion to or continuation of Alternate Base Rate Loans shall be in an amount that is an integral multiple of $100,000.00 and not less than $500,000.00.

Section 2.5 Funding. Each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to Administrative Agent at Administrative Agent’s Office for the account of Borrower no later than 1:00 p.m. on the applicable borrowing date in immediately available funds (it being understood that there shall be no penalty for funds delivered later than such time so long as delivery is made on the borrowing date), and upon fulfillment of all applicable conditions set forth herein, Administrative Agent shall promptly deposit such proceeds in immediately available funds in Borrower Demand Deposit account at Administrative Agent, and shall, no later than 3:00 p.m., wire transfer such funds therefrom as may be further requested by Borrower. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, Administrative Agent may assume that each Lender has made its Pro Rata Share of the requested Borrowing available to Administrative Agent on the applicable borrowing date, and Administrative Agent may, in reliance upon such assumption (but is not required to), make available to Borrower a corresponding amount. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to Administrative Agent on the applicable borrowing date, then Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to Borrower by Administrative Agent and ending on (but excluding) the date Administrative Agent recovers the amount from such Lender; or (b) if a Lender fails to pay its amount upon Administrative Agent’s demand, then from Borrower, within fifteen (15) Business Days after Administrative Agent’s demand; together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the applicable borrowing date and ending on (but excluding) the date Administrative Agent recovers the amount from Borrower. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Each Lender hereunder shall be liable to Borrower only for the amount of its respective Commitment.

Section 2.6 Interest; Payment of Interest.

(a) Interest Rate; Interest Payment Dates. Subject to the provisions of subparagraph (b) below: (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin; and (ii) each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin. Accrued and unpaid interest (A) on the Loans shall be due and payable in arrears on each Interest Payment Date and on the Maturity Date, and (B) on any obligation of Borrower hereunder on which Borrower is in default shall be due and payable at any time and from time to time following such default upon demand by Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment.

(b) Past Due Amounts. If any principal of, or interest on, the Loans is not paid when due, then (in lieu of the interest rate provided in Section 2.6(a) hereof) such past due principal and interest on the Loans shall bear interest at the Default Rate, from the date it was due to, but excluding, the date it is paid.

(c) Determination of Rate. Each change in the rate of interest for any Borrowing shall become effective, without prior notice to Borrower, automatically as of the opening of business of Administrative Agent on the date of said change. Administrative Agent shall promptly notify the Borrower and Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. The determination of the LIBOR by Administrative Agent shall be conclusive in the absence of demonstrable error. At any time that Alternate Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and Lenders of any change in the Alternate Base Rate promptly following the public announcement of such change.

(d) No Setoff, Deductions, etc. Other than as provided in Section 2.16, all payments of interest shall be made without any deduction, abatement, set-off or counterclaim whatsoever, the rights to which are specifically waived by Borrower.

Section 2.7 Notes. The Loans to be made by Lenders to Borrower hereunder need not be and shall not be, unless otherwise requested specifically by a Lender, evidenced by the promissory notes of Borrower. In the event that a Lender requests a Note(s), such Note(s) shall: (a) be in the amount of the applicable Lender’s Commitment; (b) be payable to such Lender at Administrative Agent’s Office; (c) bear interest in accordance with Section 2.6 hereof; (d) be in substantially the forms of Exhibit 2.7(i) attached hereto (with blanks appropriately completed in conformity herewith); and (e) be made by Borrower. Borrower agrees, from time to time, upon the request of Administrative Agent or any affected Lender, to reissue new Notes, in accordance with the terms and in the form heretofore provided, to any Lender and any Assignee of such Lender in accordance with Section 9.13 hereof, in renewal of and substitution for the Note previously issued by Borrower to the affected Lender.

Section 2.8 Maturity Date; Payment of Obligations.

The principal amount of the Loans made to Borrower shall be due and payable on the Maturity Date. Notwithstanding anything to the contrary contained herein, and without being limited by anything contained in this Section 2.8 or Section 2.9 hereof, Borrower shall prepay all outstanding Loans and pay all other Obligations on or prior to the Maturity Date.

Section 2.9 Payments of Principal and Prepayments.

(a) Payments on the Notes; Payments Generally. No principal amortization is required hereunder. The unpaid principal amount of each Loan shall be due and payable on the Maturity Date. All payments of principal of, and interest on, the Obligations under this Agreement by Borrower to or for the account of Lenders or any of them shall be made on a pro rata basis without condition or deduction for any counterclaim, defense, recoupment or setoff by Borrower. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Funds received after 2:00 p.m. shall be treated for all purposes as having been received by Administrative Agent on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue. Each Lender shall be entitled to receive its Pro Rata Share (or other applicable share as provided herein) of each payment received by Administrative Agent hereunder for the account of Lenders on the Obligations. Each payment received by Administrative Agent hereunder for the account of a Lender shall be promptly distributed by Administrative Agent to such Lender. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including Attorney Costs) arising under the terms hereof; (b) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) third, against all principal due and owing on the Obligations as of the date of such payment; and (d) fourth, to all other amounts constituting any portion of the Obligations. Any payment applied to principal of the Obligations shall be applied first to Alternate Base Rate Loans then outstanding until all Alternate Base Rate Loans have been paid in full and shall then be applied to LIBOR Loans subject to the Interest Periods next maturing until the entire amount of such payment has been applied.

(b) Voluntary Prepayments. Borrower may, upon notice to Administrative Agent, at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such notice must be received by Administrative Agent not later than 12:00 Noon: (i) three (3) Business Days prior to any date of prepayment of LIBOR Loans; and (ii) on the date of prepayment of Alternate Base Rate Loans; (b) any prepayment of LIBOR Loans shall be in a principal amount of $1,000,000.00 or a whole multiple of $100,000.00 in excess thereof; and (c) any prepayment of Alternate Base Rate Loans shall be in a principal amount of $500,000.00 or a whole multiple of $100,000.00 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment and the Type(s) of Loans to be prepaid (it being understood and agreed that each payment shall be applied on a pro rata basis to the repayment of the outstanding Loans). Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.20 hereof. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.

(c) [Intentionally Omitted].

Section 2.10 [Intentionally Omitted].

Section 2.11 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any LIBOR Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its Lender’s Office (and the office to whose accounts payments are to be credited) for any Alternate Base Rate Loan; and (c) change its Lending Office from time to time by notice in writing to Borrower. In such event, such Lender shall continue to hold the Note, if any, evidencing its loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of such Lender’s Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5 hereof. Notwithstanding anything to the contrary in the foregoing, if a Lender changes its applicable lending office (other than pursuant to Section 2.19(e) hereof) and the effect of such change, as of the date of such change, would be to cause Borrower to become obligated to pay any additional amount under Sections 2.16 or 2.19 hereof, Borrower shall not be obligated to pay such additional amount.

Section 2.12 [Intentionally Omitted].

Section 2.13 Use of Proceeds. The proceeds of the Borrowings shall be used to finance Borrower’s activities permitted under the Organizational Documents of Borrower, including, without limitation, any distributions to the members of Borrower permitted under such Organizational Documents. Administrative Agent and Lenders shall have no liability, obligation, or responsibility whatsoever with respect to the use of the proceeds of the Borrowings by Borrower, and Administrative Agent and Lenders shall not be obligated to determine whether or not the use of the proceeds of the Borrowings by Borrower is for purposes permitted under such Organizational Documents. Nothing, including, without limitation, any Borrowing, any conversion or continuation thereof, or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Administrative Agent or Lenders as to whether any use of proceeds by Borrower is permitted by the terms of such Organizational Documents. Borrower represents, warrants and covenants that it (a) will use reasonable efforts in connection with its own direct business activities to comply with the Environmental and Social Policy Guidelines during the term hereunder, and (b) under no circumstances shall any Loan proceeds be used to finance any investment in the gambling industries, or in any military equipment and/or military supply industries; provided that the foregoing shall not apply to (x) any entity or any product whose primary purpose is not in the gambling industries or whose primary purpose is not to cause bodily harm or injury to humans during the act of war or military conflict or (y) an entity that is engaged in the production or sale of computer technology, communications equipment, software, medical supplies, vaccines or similar items or any other items which may have an ancillary or secondary use by the gambling industries or the military but a primary use by other types of industries or Persons.

Section 2.14 [Intentionally Omitted].

Section 2.15 Computation of Interest and Fees. Interest on Alternate Base Rate Loans, LIBOR Loans and fees shall be made on the basis of a 360-day year for the actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.9 hereof, bear interest for one day.

Section 2.16 Taxes.

(a) Payments Free of Taxes. Any and all payments by Borrower or on account of any Obligation hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then: (i) the sum payable shall be increased as necessary so that after making all required deductions with respect to such Indemnified or Other Taxes (including deductions applicable to additional sums payable under this Section 2.16) Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (ii) Borrower shall make such deductions; and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subparagraph (a) immediately above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent or the applicable Lender, as the case may be, within ten (10) days after written demand setting forth the amount and the reasons in reasonable detail therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto (other than penalties, interest and expenses attributable to gross negligence or willful misconduct), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability and the reasons therefor in reasonable detail delivered to Borrower by Administrative Agent or such Lender, as the case may be, shall be conclusive absent demonstrable error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Lender (and, in the case of a pass-through entity, any of its beneficial owners) that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall (and, in the case of a pass-through entity, shall cause its beneficial owners to) deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Foreign Lender shall (and, in the case of a pass-through entity, shall cause its beneficial owners to) comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by Borrower or the Administrative Agent sufficient for the Administrative Agent and Borrower to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such applicable reporting requirements. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f) Tax Forms. Any Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI or Form W-8;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code: (i) a certificate to the effect that such Foreign Lender is not: (1) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code; (2) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code; or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code; and (ii) duly completed copies of Internal Revenue Service Form W-10BEN; or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

The parties hereto understand and agree that the tax forms required to be provided by a Foreign Lender pursuant to this subparagraphs (e) and (f) of this Section 2.16 shall establish a complete exemption from United States federal withholding tax with respect to payments required to be made hereunder by Borrower that is resident for tax purposes in the United States.

(g) Treatment of Certain Refunds. If Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses in respect of such refund of Administrative Agent or any Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Administrative Agent or any Lender, as the case may be, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or any Lender, as the case may be, in the event Administrative Agent or any Lender, as the case may be, is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent or any Lender, as the case may be, to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

Section 2.17 Illegality. If any Lender determines that any Legal Requirement has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the LIBOR, then, on notice thereof by such Lender to Borrower and Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Alternate Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Borrower and Administrative

Agent that the circumstances giving rise to such determination no longer exist. Following receipt of such notice, all LIBOR Loans of such Lender shall be converted to Alternate Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.18 Inability to Determine Rates. If the Administrative Agent determines that for any reason in connection with any request for a LIBOR Loan or a conversion to or continuation thereof that: (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Loan; (b) adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan; or (c) LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to Lenders of funding such Loan, then Administrative Agent will promptly so notify Borrower. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Administrative Agent revokes such notice (which it agrees to do promptly upon such conditions ceasing to exist). Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Alternate Base Rate Loans in the amount specified therein.

Section 2.19 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lenders (except any reserve requirement);

(ii) subject Lenders to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to Lenders in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 hereof and the imposition of, or any change in the rate of, any Excluded Tax); or

(iii) impose on Lenders or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by Lenders;

and the result of any of the foregoing shall be to increase the cost to Lenders of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by Lenders hereunder (whether of principal, interest or any other amount), in each case by an amount which such Lender deems to be material, then, upon request of Lenders, Borrower will pay to Lenders such additional amount or amounts as will compensate Lenders for such additional costs incurred or reduction suffered, provided that, in any such case, Borrower may elect to convert LIBOR Loans made by any such Lender hereunder to Alternate Base Rate Loans by giving Administrative Agent at least one Business Day’s notice of such election, in which case Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 2.19(a) and such amounts, if any, as may be required pursuant to subsection 2.20.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), in each case by an amount deemed by such Lender to be material, then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender certifying (x) that one of the events described in subsection (a) or (b), as the case may be, has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost incurred or reduction suffered resulting from such event and (z) as to the additional amount or amounts demanded by such Lender and a reasonably detailed explanation of the calculation thereof, and delivered to Borrower shall be conclusive absent demonstrable error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.19 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate any Lender pursuant to the foregoing provisions of this Section 2.19 for any increased costs incurred or reductions suffered or other amounts claimed more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Mitigation. If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by Borrower pursuant to this Section 2.19, such Lender shall promptly notify Borrower and Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs or expenses (unless Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f) Replacement of Lenders. If any Lender requests compensation under this Section 2.19, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, Borrower may replace such Lender in accordance with Section 9.15.

Section 2.20 Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any LIBOR Loan on a day other than the last day of the Interest Period for such LIBOR Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of any Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Loan on the date or in the amount notified by Borrower, in an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such LIBOR Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market; or

(c) any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 9.15; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 2.21 Demand Deposit Account. Borrower shall be required, during the term hereof, to maintain at Citibank, N.A., 153 East 53rd Street, New York, New York 10043, a separate demand deposit account (each, a “Demand Deposit Account”), in accordance with standard account documents of Administrative Agent. On any date a payment is due hereunder, Borrower shall deposit into such Demand Deposit Account an amount equal to the difference, if any, between the amount contained therein and the amount due on such date. Borrower agrees that on the date each payment hereunder is due and owing hereunder, Administrative Agent is authorized to, and shall, debit the Demand Deposit Account of Borrower by the amount of the payment owed.

Section 2.22 [Intentionally Omitted].

Section 2.23 [Intentionally Omitted].

SECTION 3

REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans hereunder, Borrower represents and warrants to Administrative Agent and Lenders that:

Section 3.1 Organization and Good Standing of Borrower. Borrower is a limited liability company or, upon consummation of the Permitted Conversion, a corporation duly organized and validly existing under the laws of the State of Delaware, has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification or where the failure to be so qualified to do business would have a Material Adverse Effect.

Section 3.2 [Intentionally Omitted].

Section 3.3 Authorization and Power. Borrower has limited liability company or, upon consummation of the Permitted Conversion, corporate power and requisite authority to execute, deliver, and perform its obligations under this Agreement, the Notes, and the other Loan Documents to be executed by it. Borrower is duly authorized to, and has taken all limited liability company or, upon consummation of the Permitted Conversion, corporate action necessary to authorize it to execute, deliver, and perform its obligations under this Agreement, the Notes and such other Loan Documents, and Borrower is and will continue to be duly authorized to perform its obligations under this Agreement, the Notes and such other Loan Documents.

Section 3.4 No Conflicts or Consents. None of the execution and delivery of this Agreement, the Notes or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with any of Borrower’s Organizational Documents, or contravene or conflict, in any material respect, with any provision of law, statute, or regulation to which Borrower is subject or any judgment, license, order, or permit applicable to Borrower or any indenture, mortgage, deed of trust, or other agreement or instrument to which Borrower is a party or by which Borrower may be bound, or to which Borrower may be subject, to the extent such contravention or conflict could reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby which has not been obtained.

Section 3.5 Enforceable Obligations. This Agreement, the Notes and the other Loan Documents to which Borrower is party are the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to Debtor Relief Laws.

Section 3.6 [Intentionally Omitted].

Section 3.7 Financial Condition. Borrower has delivered to Administrative Agent the most-recently available copies of the financial statements of Borrower, in each case certified as true and correct by a Responsible Officer of Borrower. Such statements fairly present, in all material respects, the financial condition of Borrower as of the applicable date of delivery, and have been prepared in accordance with GAAP, except as provided therein.

Section 3.8 [Intentionally Omitted].

Section 3.9 No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

Section 3.10 No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Borrower, threatened in writing, against Borrower that would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Material Adverse Change. No changes to Borrower have occurred since the date of the most recent financial statements of Borrower delivered to Lenders which would reasonably be expected to result in a Material Adverse Effect.

Section 3.12 Taxes. To the extent that failure to do so would have a Material Adverse Effect, all tax returns required to be filed by Borrower in any jurisdiction have been filed and all taxes (including mortgage recording taxes), assessments, fees, and other governmental charges upon Borrower or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon which is not being contested in good faith in accordance with Section 4.2 hereof. There is no tax assessment pending against Borrower or, to Borrower’s knowledge, any basis for such assessment which would reasonably be expected to have a Material Adverse Effect which is not being contested in good faith.

Section 3.13 Chief Executive Office; Records. Borrower’s principal place of business and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been and will continue to be at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131 (unless Borrower notifies Administrative Agent in writing promptly following the date of such change). Borrower’s federal taxpayer identification number is 45-4247759. Borrower’s organizational filing number with the Secretary of State of the State of Delaware, as issued by such Secretary of State, is 5087375.

Section 3.14 [Intentionally Omitted].

Section 3.15 Compliance with Legal Requirements. Borrower is, to the best of its knowledge, in compliance in all material respects with all Legal Requirements which are applicable to Borrower or its properties to the extent a failure to be in compliance could reasonably be expected to have a Material Adverse Effect.

Section 3.16 Limited Liability Company Structure. As of the Closing Date, the owners of the Equity Interests of Borrower are set forth on Schedule 3.16 attached hereto and incorporated herein by reference.

Section 3.17 [Intentionally Omitted].

Section 3.18 Fiscal Year. The fiscal year of Borrower is the calendar year.

Section 3.19 Investment Company Act. Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.20 Margin Stock. No proceeds of any Borrowing will be used to purchase or carry any Margin Stock in violation of Regulation U.

Section 3.21 Insurance. Borrower has, with respect to its properties and business, insurance covering risks, in amounts, with deductibles or other retention amounts, and with carriers, which meet the requirements of Section 4.9 hereof as of the Closing Date.

Section 3.22 [Intentionally Omitted].

Section 3.23 Foreign Trade Regulations. Borrower is not (a) a person included within the definition of “designated foreign country” or “national” of a “designated foreign country” in Executive

Order No. 8389, as amended, in Executive Order No. 9193, as amended, in the Foreign Assets Control Regulations (31 C.F.R., Chapter V, Part 500, as amended), in the Cuban Assets Control Regulations of the United States Treasury Department (31 C.F.R., Chapter V, Part 515, as amended) or in the Regulations of the Office of Alien Property, Department of Justice (8 C.F.R., Chapter II, Part 507, as amended) or within the meanings of any of the said Orders or Regulations, or of any regulations, interpretations, or rulings issued thereunder, or in violation of said Orders or Regulations or of any regulations, interpretations or rulings issued thereunder; or (b) an entity listed in Section 520.101 of the Foreign Funds Control Regulations (31 C.F.R., Chapter V, Part 520, as amended).

Section 3.24 Solvency. Borrower has not entered into the transactions hereunder or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and Borrower has received reasonably equivalent value in exchange for its obligations hereunder and under the Loan Documents. On the date hereof and after and giving effect to the Loans occurring on the date hereof, and the disbursement of the proceeds of such Loans pursuant to the Borrower’s instructions, Borrower is and will be Solvent.

Section 3.25 No Setoff. Other than the statutory right of setoff provided by applicable Legal Requirements, to Borrower’s best knowledge, there exists no right of setoff, deduction or counterclaim on the part of Borrower against Administrative Agent, any Lender or any of their Affiliates.

Section 3.26 Hazardous Substances. Borrower (a) has not received any notice or other communication or otherwise learned of any Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by Borrower, or any permit issued under any Environmental Law to Borrower; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) to its knowledge, does not have either threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 3.27 [Intentionally Omitted].

Section 3.28 [Intentionally Omitted].

Section 3.29 [Intentionally Omitted].

SECTION 4

AFFIRMATIVE COVENANTS

So long as Lenders have any Loans outstanding hereunder, and until payment in full of the Obligations, Borrower hereby agree that, unless Administrative Agent on behalf of the Required Lenders shall otherwise consent in writing (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):

Section 4.1 Financial Statements, Reports and Notices. Borrower shall deliver to Administrative Agent sufficient copies for each Lender, and Administrative Agent shall make available to the Lenders via IntraLinks, the following:

(a) Annual Statements. As soon as reasonably available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, financial statements of

Borrower, together with all notes thereto, which statements shall contain a balance sheet as of the end of such fiscal year and statements of income and cash flow for such fiscal year, such statements to be audited, based upon an audit in accordance with GAAP, by an independent certified public accountant acceptable to the Lender, and whose opinion thereon shall be unqualified as to going concern or scope of audit.

(b) Quarterly Statements. As soon as reasonably available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Borrower, the quarterly unaudited financial statements of Borrower, as prepared by the internal management of Borrower or Borrower’s independent certified public accountants;

(c) Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate (a “Compliance Certificate”) of a Responsible Officer of Borrower substantially in the form of Exhibit 4.1(c) attached hereto (with blanks appropriately completed in conformity herewith) (i) stating that each such Responsible Officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the period covered by such Compliance Certificate; (ii) certifying that such financial statements fairly present the financial condition and the results of operations of Borrower on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to the absence of footnotes and normally recurring year-end adjustments; and (iii) stating whether any Event of Default or Potential Default exists on the date of such certificate and, if any Event of Default or Potential Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto; provided, however, that Borrower shall be required to deliver to Administrative Agent a copy of its most recently delivered Compliance Certificate, within five (5) Business Days from the end of each calendar month hereunder (or more frequently if Borrower is notified by the Administrative Agent) during which there exists an outstanding Swap Contract entered into hereunder by Borrower with Administrative Agent or any Lender to any Affiliate of Administrative Agent or any such Lender and, in respect thereof, updated to reflect if there exists any liabilities, obligations or exposure on the part of, or otherwise owed by, Borrower under a Swap Contract hereunder.

(d) [Intentionally Omitted].

(e) Material Litigation. Promptly and in any event within five Business Days after acquiring knowledge thereof, written notification of the filing of any litigation against Borrower which, if adversely determined, would reasonably be expected to cause a Material Adverse Effect.

(f) [Intentionally Omitted].

(g) [Intentionally Omitted].

(h) [Intentionally Omitted].

(i) [Intentionally Omitted].

(j) [Intentionally Omitted].

(k) [Intentionally Omitted].

(l) Other Information. Borrower shall deliver, with reasonable promptness, such other information, financial or otherwise, with respect to Borrower as Administrative Agent may reasonably request from time to time.

Section 4.2 Payment of Taxes. Borrower will pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it before delinquent, if failure to do so would have a Material Adverse Effect; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established.

Section 4.3 Maintenance of Existence and Rights. Borrower will preserve and maintain its existence. Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure to preserve or to maintain of which would have a Material Adverse Effect. Borrower will not change its country of incorporation during the term hereof without the prior written consent of Administrative Agent.

Section 4.4 Notice of Default. Borrower will furnish to Administrative Agent, promptly following, and in any event within five (5) Business Days after becoming aware of the existence of any condition or event which constitutes an Event of Default or a Potential Default, a written notice specifying the nature and period of existence thereof and the action which Borrower are taking or propose to take with respect thereto.

Section 4.5 Compliance with Organizational Documents. Borrower shall comply in all material respects with its obligations under its Organizational Documents.

Section 4.6 Books and Records; Access. Borrower will give any representative of Administrative Agent access during all business hours and upon reasonable notice to, and permit such representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of Borrower and relating to its affairs, and to inspect any of the properties of Borrower; provided, however, that unless an Event of Default shall have occurred and be continuing, Administrative Agent may only exercise its right to inspection once during any twelve (12) month period. The Administrative Agent will deliver reasonable notice to the Lenders of its intent to exercise any such right of examination and each of Administrative Agent and Borrower agrees that each Lender will be entitled to have representatives attend such examination or a third party on its behalf (at such Lender’s own cost and expense). After an Event of Default, Administrative Agent shall be permitted to exercise its right to inspection (and each Lender shall be permitted to attend any such examination) more frequently than once per year; provided that (i) the permitted annual visit by Administrative Agent and any Lender (or its representatives) shall be at the Borrower’s expense; provided further, however, that attendance at any examination beyond the permitted annual visit by a Lender shall be at the expense of such Lender.

Section 4.7 Compliance with Law. Borrower will comply in all material respects with all material Legal Requirements, including all Environmental Laws, except to the extent that the failure to comply would not have a Material Adverse Effect.

Section 4.8 [Intentionally Omitted].

Section 4.9 Insurance. Borrower will maintain liability insurance, and insurance on its properties, assets, and business against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of Borrower’s industry and the failure of which to maintain could have a Material Adverse Effect.

Section 4.10 Other Notices. Borrower will, promptly upon receipt of actual knowledge thereof, notify Administrative Agent of any of the following events that would reasonably be expected to result in a Material Adverse Effect with respect to the Borrower: (a) any change in the financial condition or business of Borrower; (b) any default under any material agreement, contract, or other instrument to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Material Indebtedness, including any Non-Recourse Indebtedness, owing by Borrower; (c) any uninsured claim against or affecting Borrower or any of its properties; (d) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting Borrower; (e) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (i) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law; or (ii) the Release or threatened Release of any Hazardous Material into the environment; (f) the existence of any Environmental Lien on any Properties or assets of Borrower; (g) any material remedial action taken by Borrower in response to any order, consent decree or judgment of any Governmental Authority or any Environmental Liability; or (h) the listing of any of Borrower’s Properties on CERCLIS to the extent that Borrower obtains knowledge of such listing, whether or not such listing would reasonably be expected to result in a Material Adverse Effect.

Section 4.11 [Intentionally Omitted].

Section 4.12 [Intentionally Omitted].

Section 4.13 [Intentionally Omitted].

Section 4.14 Authorizations and Approvals. Borrower will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable Borrower to comply with its obligations hereunder, under the other Loan Documents, and its Organizational Documents.

Section 4.15 [Intentionally Omitted].

Section 4.16 Further Assurances. Borrower will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments or other assurances, and take any and all such other action, as Administrative Agent may, from time to time, reasonably deem necessary in connection with this Agreement or any of the other Loan Documents or the obligations of Borrower hereunder or thereunder.

Section 4.17 [Intentionally Omitted].

Section 4.18 [Intentionally Omitted].

Section 4.19 [Intentionally Omitted].

Section 4.20 [Intentionally Omitted].

Section 4.21 [Intentionally Omitted].

SECTION 5

NEGATIVE COVENANTS

So long as Lenders have any Loans outstanding hereunder, and until payment and performance in full of the Obligations, Borrower agrees that, without the written consent of Administrative Agent, based upon the approval of Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):

Section 5.1 Mergers; Dissolution. Borrower will not merge or consolidate with or into any Person, unless Borrower is the surviving entity. Borrower will not liquidate, dissolve or terminate its existence.

Section 5.2 [Intentionally Omitted].

Section 5.3 Fiscal Year and Accounting Method. Without the prior written consent of Administrative Agent, Borrower will not change its fiscal year or method of accounting, except as required by GAAP.

Section 5.4 Organizational Documents. Without the prior written consent of Administrative Agent consistent with this Section 5.4 (such consent not to be unreasonably withheld, conditioned or delayed): (a) Borrower shall not alter, amend, modify, supplement, terminate, or change any provision of its Organizational Documents to the extent any such amendment, modification, supplement, termination, or other change would reasonably be expected to have a Material Adverse Effect (each such amendment described being a “Material Amendment”). With respect to any proposed amendment, modification, supplement, termination, or other change to any Organizational Document, Borrower shall notify Administrative Agent of such proposal. Administrative Agent shall determine, in its sole discretion (that is, the determination of the other Lenders shall not be required) on Administrative Agent’s good faith belief, whether such proposed amendment, modification or change to such Organizational Document is a Material Amendment, and shall use reasonable efforts to notify Borrower of its determination within five (5) Business Days of the date on which it is deemed to have received such notification pursuant to Section 9.8 hereof. If Administrative Agent determines that the proposed amendment is a Material Amendment, the approval of the Super Majority Lenders and Administrative Agent will be required (unless the approval of all Lenders is required consistent with the terms of Section 9.1 hereof), and Administrative Agent shall promptly notify Lenders of such request for such approval, distributing, as appropriate, the proposed amendment and any other relevant information provided by Borrower. If Administrative Agent determines that the proposed amendment is not a Material Amendment, Borrower may make such amendment without the consent of Lenders. Notwithstanding the foregoing, without the consent of Administrative Agent or Lenders, Borrower may amend its Organizational Documents to reflect transfers of interests permitted by this Agreement. Notwithstanding anything to the contrary contained in the foregoing, a conversion of Borrower from a Delaware limited liability company to a Delaware corporation at any time after the Closing Date shall be expressly permitted hereunder if and only on the conditions that (i) Borrower shall provide at least five (5) Business Days prior written notice of its intention to make such conversion to Administrative Agent; provided, however, that if such conversion is made in connection with an initial public offering of equity of Borrower, then Borrower shall provide such written notice as soon as practicable prior to such fifth Business Day, (ii) such written notice shall include copies of the proposed Organizational Documents for the converted corporation, which such proposed Organizational Documents shall be reasonably acceptable to Administrative Agent, and (iii) immediately after consummation of such conversion (and, in any case, not later than two (2) Business Days following the date thereof), Borrower shall deliver to Administrative Agent (A) an executed amended and restated Note(s), if requested by Administrative Agent and (B) a certificate from a Responsible Officer of Borrower stating that (1) all of the representations and warranties contained in Section 3 hereof and the other Loan Documents made by Borrower are true and correct in all material respects as of such date, except to the extent that they relate to a particular date, in which case they are true and correct in all material respects on and as of such date as if made on and as of such date; and (2) no Event of Default or, to its knowledge, Potential Default has occurred and is continuing.

Section 5.5 [Intentionally Omitted].

Section 5.6 [Intentionally Omitted].

Section 5.7 Limitations on Dividends and Distributions.

(a) Distributions. Borrower shall not declare or pay any dividends or distributions, or purchase, redeem, retire or otherwise acquire for value any of its Equity Interests now or hereafter outstanding (a “Distribution”) except as permitted under its Organizational Documents.

(b) No Distributions if a Default Exists. Borrower shall not declare or pay any Distributions if any (i) Event of Default exists and is continuing or would result therefrom, or (ii) a Potential Default related to Sections 7.1(a), 7.1(b), 7.1(f) or 7.1(g) exists.

(c) [Intentionally Omitted].

Section 5.8 [Intentionally Omitted].

Section 5.9 [Intentionally Omitted].

Section 5.10 [Intentionally Omitted].

Section 5.11 Environmental Matters.

Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise would not reasonably be expected to result in a Material Adverse Effect, Borrower: (a) shall not cause any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any Property of Borrower in material violation of Environmental Law; or (b) shall not permit any such Property to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of Environmental Law.

Section 5.12 [Intentionally Omitted].

Section 5.13 [Intentionally Omitted].

Section 5.14 [Intentionally Omitted].

SECTION 6

CONDITIONS PRECEDENT TO BORROWING

Section 6.1 Conditions to Initial Borrowing. The obligations of Lenders to fund the initial Borrowing hereunder are subject to the conditions precedent that Administrative Agent shall have received, on or before the Closing Date, the following:

(a) Agreement. This Agreement, duly executed and delivered by each of Borrower, Lenders and Administrative Agent.

(b) Notes. If requested by a Lender, a Note drawn to such Lender, duly executed and delivered by Borrower.

(c) Revolving Credit Borrower Guaranty; Second Amendment Effective Date. The Revolving Credit Borrower Guaranty in respect of the Obligations hereunder duly executed by the Revolving Credit Borrower. The Second Amendment Effective Date (as defined in the Revolving Credit Agreement) shall have occurred.

(d) [Intentionally Omitted].

(e) Organizational Documents; Authority. Such evidence as Administrative Agent may reasonably require to verify that Borrower (i) is duly organized or formed, validly existing and in good standing, including certified copies of Borrower’s Organizational Documents and certificates of good standing, and (ii) has the authority to execute, deliver and perform its Obligations.

(f) Responsible Officer Certificate. A certificate from a Responsible Officer of Borrower stating that: (i) all of the representations and warranties contained in Section 3 hereof and the other Loan Documents made by Borrower are true and correct in all material respects as of such date, except to the extent that they relate to a particular date, will be true and correct in all material respects on and as of such date as if made on and as of such date; and (ii) no Event of Default or, to its knowledge, Potential Default has occurred and is continuing.

(g) Incumbency Certificates. Incumbency certificates and/or other certificates of Responsible Officers of Borrower as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer of Borrower authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which Borrower is a party.

(h) [Intentionally Omitted].

(i) Opinions of Counsel. A favorable opinion of Greenberg Traurig, LLP, special New York counsel to Borrower, and of Dechert LLP, special Delaware counsel to Borrower, in each case, covering such matters relating to the transactions contemplated hereby as reasonably requested by Administrative Agent, and substantially in a form acceptable to Administrative Agent.

(j) [Intentionally Omitted].

(k) [Intentionally Omitted].

(l) [Intentionally Omitted].

(m) [Intentionally Omitted].

(n) [Intentionally Omitted].

(o) Compliance Certificate. A duly executed and completed Compliance Certificate.

(p) [Intentionally Omitted].

(q) Additional Information. Such other information and documents as may reasonably be required by Administrative Agent and its counsel.

(r) Representations and Warranties. All of the representations and warranties of Borrower herein or in any other Loan Document are and will be true and correct in all material respects both immediately before and, after giving effect to such Borrowing, on the date of such Borrowing, with the same force and effect as if made on and as of such date (except to the extent (i) that such representations are made as of a specific date (such as “as of the date hereof”), in which event they shall only be required to remain true and correct in all material respects as of such date, and (ii) of changes in facts or circumstances which have been previously disclosed in writing to the Administrative Agent) that do not constitute an Event of Default or a Potential Default under this Agreement or any other Loan Document.

(s) No Default. No Event of Default or Potential Default exists at such date.

(t) Request for Credit Extension. Administrative Agent shall have received a Request for Credit Extension hereunder and a Request for Credit Extension (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, in each case, as applicable, duly completed including, without limitation, the schedules thereto and the calculations required therein. The Request for Credit Extension submitted by Borrower hereunder shall be deemed to be a representation and warranty that the conditions specified in Section 6.1 hereof have been satisfied on and as of the date of the initial Borrowing.

Section 6.2. [Intentionally Omitted].

Section 6.3 [Intentionally Omitted].

SECTION 7

EVENTS OF DEFAULT

Section 7.1 Events of Default . An Event of Default shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing:

(a) Failure to Pay. Borrower shall fail to pay when due: (i) any principal of any Loan; or (ii) any interest on any Loan and such failure under this subclause (ii) shall continue for three (3) Business Days, or (iii) any fee, expense, or other payment required hereunder, and such failure under this subclause (iii) shall continue unremedied for three (3) Business Days;

(b) Failure to Perform Certain Acts. Borrower shall fail to perform or observe any of the terms, covenants, conditions or provisions of Sections 4.3, 4.4, 5.1, and 5.7 hereof;

(c) Failure to Perform Generally. Borrower shall fail to perform or observe any other covenant, agreement or provision to be performed or observed under this Agreement (other than as specified in Sections 7.1(a) or 7.1(b) hereof) or any other Loan Document applicable to it, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof by Administrative Agent to Borrower; provided, however, that if Borrower has commenced its actions to cure such failure and demonstrated such actions to the Super Majority Lenders’ reasonable satisfaction during such thirty (30) days period, neither Administrative Agent nor the Super Majority Lenders shall declare an Event of Default hereunder unless Administrative Agent and Super Majority Lenders determine, in its/their reasonable discretion, that the failure to cure within an additional sixty (60) day period shall cause a Material Adverse Effect;

(d) Misrepresentation. Any representation or warranty of Borrower herein or in any other Loan Document or any amendment to any thereof shall prove to have been false or misleading in any material respect at the time made or intended to be effective; provided, that, so long as Administrative Agent (in Administrative Agent’s sole and absolute discretion) or the Required Lenders have not acted or refrained from acting in any material manner in reliance upon such representation or warranty, and the circumstances giving rise to such representation or warranty are capable of being altered or cured in a manner to make such representation or warranty not false or misleading in any material respect, Borrower shall have thirty (30) days from the date on which Borrower discovers such representation or warranty was false or misleading to alter or cure the circumstances giving rise thereto; provided further, Borrower shall, immediately upon becoming aware of such circumstances, give written notice thereof to Administrative Agent together with a description of the suggested cure thereof, and Borrower shall proceed to diligently cure or alter such circumstances and upon such cure or alteration, provide to Administrative Agent evidence thereof, satisfactory to Administrative Agent;

(e) Cross-Defaults, etc. Borrower shall (i) fail to make any payment of Indebtedness (including, without limitation, Swap Contracts) after the applicable grace period with respect thereto, if any, (A) to any Lender or Affiliate of any Lender (excluding any such obligation evidenced by the Notes which is specifically governed by subparagraph (a) above of this Section 7.1), or (B) owed to any other Person in respect of any Material Indebtedness; or (ii) fail to observe or perform any other agreement or condition relating to any Material Indebtedness, if the effect of which default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Material Indebtedness to become due prior to its stated maturity to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; provided that this subparagraph (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(f) Bankruptcy, etc. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; or (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; and/or (B) an order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Borrower or appointing a receiver, custodian, trustee, intervenor, or liquidator of Borrower, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(g) Judgments. A final judgment(s) or order(s) for the payment of money in excess of the Material Indebtedness, in the aggregate, with respect to Borrower, shall be rendered against Borrower, and such judgment(s) or order(s) is unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of thirty (30) consecutive days;

(h) Repudiation in General, etc. This Agreement or any other Loan Document shall, at any time after their respective execution and delivery and for any reason whatsoever, cease to be in full force and effect or shall be declared to be null and void (other than in accordance with the terms thereof or by any action on behalf of Administrative Agent or the Required Lenders) (unless such circumstance is cured to the reasonable satisfaction of the Required Lenders within five (5) Business Days following request of Administrative Agent made pursuant to any “further assurance” clause herein or in any other Loan Document), or the validity or enforceability thereof shall be contested in writing by Borrower, or Borrower shall improperly deny that it, as the case may be, has any further liability or obligation under any of the Loan Documents to which it is a party;

(i) [Intentionally Omitted];

(j) Change in Control; Termination of Business. Either (a) Revolving Credit Borrower shall cease to own, directly or indirectly, greater than ten percent (10%) of the equity interests of Borrower for a period of thirty (30) consecutive days, or (b) the occurrence of the termination or cessation of Borrower’s businesses and operations for a period of twenty (20) consecutive days;

(k) [Intentionally Omitted];

(1) [Intentionally Omitted];

(m) [Intentionally Omitted]; or

(n) [Intentionally Omitted].

Section 7.2 Remedies Upon Event of Default.

(a) Remedies. If an Event of Default shall have occurred and be continuing, then Administrative Agent may, and, upon the direction of the Required Lenders, shall, take any and/or all of the following actions at the same or different times: (i) suspend the Commitments of Lenders and any obligation to make Borrowings until such Event of Default is cured; (ii) terminate the Commitments of Lenders and any obligation to make Borrowings hereunder; (iii) declare the principal of, and all interest then accrued on, the Loans to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which Borrower hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth herein; or (v) without notice of default or demand, pursue and enforce any of Administrative Agent’s or Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Legal Requirement or agreement; provided, however, that if any Event of Default specified in Section 7.1(f) hereof shall occur, the principal of, and all interest on, the Loans shall thereupon become due and payable concurrently therewith, without any further action by Administrative Agent or Lenders, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.

(b) Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all amounts received by Administrative Agent under the Loan Documents shall be applied by Administrative Agent against the Obligations then due and owing in the following order of priority:

FIRST, to the payment of all reasonable costs and expenses incurred by Administrative Agent in connection with this Agreement or any other Loan Documents;

SECOND, to the ratable satisfaction of all other Obligations until paid in full; and

THIRD, to Borrower or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same.

(c) No Duty to Mitigate Damages. Other than in respect of its own gross negligence or willful misconduct, neither Administrative Agent nor any Lender shall be required to do any act whatsoever or exercise any diligence whatsoever to mitigate any damages if any Event of Default shall occur and be continuing hereunder.

SECTION 8

ADMINISTRATIVE AGENT

Section 8.1 Appointment and Authority. Each Lender hereby irrevocably appoints Citibank to act on their behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its and their behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. This provisions of this Section 8 are solely for the benefit of the Administrative Agent and the Lenders, and Borrower shall not have rights as a third party beneficiary of any such provisions.

Section 8.2 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person is not Administrative Agent hereunder and without any duty to account therefor to Lenders.

Section 8.3 Exculpatory Provisions.

(a) General. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent shall not: (i) be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (iii)

except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein).

(b) No Liability. Administrative Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.2 and 9.5 hereof); or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall not be deemed to have knowledge of any Potential Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders) unless and until notice describing the same is given to Administrative Agent by Borrower or a Lender.

(c) No Duty to Ascertain Facts, etc. Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Section 6 hereof or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 8.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 8.5 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.6 Resignation of Administrative Agent.

(a) Resignation as Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders and Borrower; provided that any such notice shall be accompanied by a resignation under Section 8.6(a) of the Revolving Credit Agreement. Upon receipt of any such notice of resignation, the Super Majority Lenders shall have the right to appoint a successor, in consultation with the Borrower, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within sixty (60) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent meeting the same or similar qualifications as that of Administrative Agent on the date hereof. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8.6 and Sections 9.6 and 9.7 hereof shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) [Intentionally Omitted].

Section 8.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender represents that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to extend credit hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of Administrative Agent, Sole Lead Arranger, Lenders listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

Section 8.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative

Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 9.6 hereof.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10 [Intentionally Omited].

SECTION 9

MISCELLANEOUS

Section 9.1 Amendments. Neither this Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by Borrower and Administrative Agent, based upon the approval of the Required Lenders, or the Required Lenders, on the one hand, and Borrower (with the written approval of Revolving Credit Borrower) on the other hand; provided that, if this Agreement or any other Loan Document specifically provides that the terms thereof may be amended, waived, discharged or terminated with the approval of Administrative Agent, acting alone, or all Lenders, then such amendment, waiver, discharge or termination must be signed by Administrative Agent or all Lenders, as applicable, on the one hand, and Borrower (with the written approval of Revolving Credit Borrower) on the other hand; provided further that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender directly affected thereby:

(i) reduce or increase the amount or extend the term of the Commitment or Loans of such Lender, it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Potential Default, Event of Default, or mandatory reduction in the Commitments shall constitute an extension or increase in the Commitment of any Lender; and

(ii) postpone or extend the time for any scheduled date for payment for the principal, interest or fees or costs, reduce the principal of (except as a result of the application of payments or prepayments), or reduce the rate of interest or any other fee specified herein (other than as a result of waiving the applicability of the Default Rate); and

(b) Super Majority Lenders:

(i) change the percentages specified in the definition of Super Majority Lenders or any other provision hereof specifying the Super Majority Lenders as the number or percentage of Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder; and

(c) all Lenders:

(i) [intentionally omitted];

(ii) [intentionally omitted];

(iii) [intentionally omitted];

(iv) [intentionally omitted];

(v) [intentionally omitted];

(vi) change the percentages specified in the definition of Required Lenders or any other provision hereof specifying the number or percentage of Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(vii) waive any Event of Default under Section 7.1(j) hereof;

(viii) consent to the assignment or transfer by Borrower of any of its rights and obligations under (or in respect of) the Loan Documents;

(ix) amend the terms of this Section 9.1;

(x) [intentionally omitted]; or

(xi) increase the amount of the Maximum Commitment.

Notwithstanding the above: (A) no provision of Section 8 hereof may be amended or modified without the consent of Administrative Agent; and (B) any provisions in Sections 4 and 5 that specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to any provision of Section 4 or 5, shall require the consent of the Lenders that are specified therein as required for a waiver thereof.

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above and in Section 5 hereof: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; and (2) Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Agreement or any other Loan Document or consent to any action or failure to act by Borrower, if such modification, waiver, or consent is of an administrative nature.

If Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by Administrative Agent, as the case may be, such Lender shall be deemed to have not given its consent to the request.

Section 9.2 Setoff. In addition to any rights and remedies of Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender to or for the credit or the account of Borrower other than deposits held in a custodial, trust or fiduciary capacity against any and all of the Obligations owing by them to Lenders, now or hereafter existing, irrespective of whether or not Lenders shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify Borrower after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.3 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately: (a) notify Administrative Agent of such fact; and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such of Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of: (i) the amount that such paying Lender’s required repayment bears to; (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff), but subject to Section 9.2 hereof with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section and will in each case notify Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 9.3 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the owner of the Obligations purchased.

Section 9.4 Payments Set Aside. To the extent that Borrower makes a payment to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 9.5 Waiver. No failure to exercise, and no delay in exercising, on the part of Administrative Agent or Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights of Administrative Agent and Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

Section 9.6 Payment of Expenses. Other than with respect to Taxes, which shall be governed solely by Section 2.16 hereof, Borrower agrees: (i) to pay or reimburse Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation of the transactions contemplated hereby and thereby, including all Attorney Costs; (ii) to pay or reimburse Administrative Agent and, to the extent that an Event of Default has occurred and continues to exist, Lenders, for all reasonable and documented out-of-pocket costs and expenses incurred during such period; and (iii) all out of pocket expenses incurred by Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for Administrative Agent or any Lender), in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. All amounts due under this Section 9.6 shall be payable within fifteen (15) calendar days after demand therefor. The agreements in this Section shall survive the termination of the Maximum Commitment and repayment of all the other Obligations.

Section 9.7 Indemnification by Borrower.

(a) Indemnification. Other than with respect to Taxes, which shall be governed solely by Section 2.16, Borrower agrees to indemnify, save and hold harmless Administrative Agent, Lenders and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, the Commitments, the use or contemplated use of the proceeds of any Borrowing, or the relationship of Borrower and Administrative Agent and Lenders under this Agreement or any other Loan Document; and (ii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subclause (i) above; provided that no Indemnitee shall be entitled to indemnification for any claim caused by the gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment, of any Indemnitee or its Affiliates and their respective directors, officers, employees, counsel, agents and attorneys-in-fact of such Indemnitee and its Affiliates or with respect to or arising from any loss or claim asserted against it by another Indemnitee or by it against another Indemnitee. Neither Borrower nor any Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 9.7 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Maximum Commitment and repayment of all the other Obligations.

(b) Reimbursement. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section or under Section 9.6 hereof to be paid by them to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity; provided, however, that any such payment by Lenders shall not relieve Borrower of its obligations to pay the amounts required to be paid by it to Administrative Agent under subparagraph (a) of this Section 9.7. If Administrative Agent subsequently recovers any such amounts from Borrower, Administrative Agent shall reimburse, on a ratable basis, each Lender for the amounts previously paid by such Lender to Administrative Agent pursuant to this Section 9.7. The obligations of Lenders under this subsection (b) are several.

Section 9.8 Notice. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the Business Day and at the time on which delivered to such party at the address or fax numbers specified below (and if delivery was on a day other than a Business Day, then on the next succeeding Business Day); (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (c) if by Federal Express or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; or (d) if by telephone, on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below:

(i)	If to Borrower:

c/o H.I.G. Bayside Loan Advisors, LLC

1450 Brickell Avenue, 31st Floor

Miami, Florida 33131

Attention:	Alastair Merrick
Telephone:	212-314-1039
Fax:	212-314-1016

with copies to (which copy shall not constitute notice to Borrower, the Revolving Credit Borrower or General Partner):

c/o H.I.G. Bayside Loan Advisors, LLC

1450 Brickell Avenue, 31st Floor

Miami, Florida 33131

Attention:	Richard Siegel
Telephone:	305-379-8686
Fax:	305-379-3655

Greenberg Traurig, LLP

77 W. Wacker Drive, Suite 3100

Chicago, IL 60601

Attention:	Daniel D. Gordon
Telephone:	(312) 456-8400
Fax:	(312) 456-8435

(ii)	If to Administrative Agent:

Citibank, N.A.

227 West Monroe Street, 4th Floor

Chicago, IL 60606

Attention:	Gerard M. Russell
Telephone:	(312) 384-1418
Fax:	(312) 384-1400

with a copy to (which will not constitute notice to Administrative Agent):

McGuireWoods LLP

77 West Wacker Drive

Suite 4100

Attention:	Charles A. Cavallo
Telephone:	(312) 849-8213
Fax:	(312) 920-3694

(iii) If to any Lender, in care of Administrative Agent, at its notice address and numbers set forth above and to their addresses set forth on their respective signature pages hereto. Each Lender agrees to provide to Administrative Agent a written notice stating its address, facsimile number, telephone number, and the name of a contact person, and Administrative Agent may rely on such written notice unless and until such Lender provides Administrative Agent with a written notice designating a different address, facsimile number, telephone number or contact person.

Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 9.8. When determining the prior days notice required for any Request for Credit Extension, or other notice to be provided by Borrower hereunder, the day the notice is delivered to Administrative Agent (or such other applicable Person) shall not be counted, but the day of the related Borrowing or other relevant action shall be counted. All communications shall be in the English language.

Section 9.9 Governing Law. This Agreement and the Loan Documents shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law), and the applicable federal laws of the United States of America, shall govern the validity, construction, enforcement and interpretation of this Agreement and all of the other Loan Documents.

Section 9.10 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any party hereto with respect to this Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, and each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to the applicable address set forth in Section 9.8 hereof. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Note brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE.

Section 9.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected thereby, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

Section 9.12 Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

Section 9.13 Successors and Assigns.

(a) In General; Borrower Assignment, etc. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of subparagraph (b) of this Section 9.13; (ii) by way of participation in accordance with the provisions of subparagraph (d) of this Section 9.13; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subparagraph (f) of this Section 9.13 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subparagraph (d) of this Section 9.13, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Lender Assignment. Any Lender may at any time assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that: (i) the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund managed by a particular Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than $5,000,000 (and shall be in an integral multiple of $1,000,000.00), and, after such assignment, no Lender shall hold a Commitment of less than $10,000,000 (unless, in the case of an assigning Lender, such Lender shall have assigned all of its Loans and Commitments); (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.00 (except in the case of a transfer at the demand of Borrower under Section 9.15 hereof, in which case Borrower or the transferee Lender shall pay such fee), (v) the assigning Lender shall deliver any Notes evidencing such Loans to Borrower or Administrative Agent (and Administrative Agent shall deliver such Notes to Borrower) and (vi) such Lender shall simultaneously assign a proportionate part of its Commitments and Loans (each as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement to the assignee Lender. Subject to acceptance and recording thereof by Administrative Agent pursuant to subparagraph (c) of this Section 9.13, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of and be subject to the obligations under Sections 2.16, 2.19, 2.20, 9.6 and 9.7 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, and upon surrender by the assigning Lender of its Note, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, and the applicable existing Note or Notes shall be returned to Borrower. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subparagraph (d) of this Section 9.13.

(c) Records of Assignment. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Absent demonstrable error, the entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that: (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 9.1(a) and (b) hereof that directly affects such Participant. Subject to subparagraph (e) of this Section 9.13, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.19 and 2.20 (subject to the requirements and obligations of those sections, including timely delivery of forms pursuant to Section 2.16) to the same extent as if it were a Lender of the relevant Loans and had acquired its interest by assignment pursuant to subparagraph (b) of this Section 9.13. To the extent permitted by law, each Participant also shall be entitled to the benefits of the right of setoff under Section 9.2 as though it were a Lender, provided such Participant agrees to be subject to Sections 9.2 and 9.3 hereof as though it were a Lender.

(e) No Payment Increase. A Participant shall not be entitled to receive any greater payment under Sections 2.16, 2.19 or 2.20 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; provided that, for the purposes of this subparagraph (e), entering into this Agreement or any other Loan Document shall not constitute consent. No Participant shall be entitled to the benefits of Section 2.16 hereof unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Sections 2.16(e) and 2.16(f) hereof as though it were a Lender.

(f) Right to Assign as Security by a Lender. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) [Intentionally Omitted].

Section 9.14 Lender Default. If for any reason any Lender shall become a Defaulting Lender hereunder, and such Defaulting Lender shall not have cured such failure or refusal within five (5)

Business Days of its occurrence, then, in addition to the rights and remedies that may be available to Administrative Agent, Lenders, or Borrower at law or in equity, such Defaulting Lender’s right to vote on matters related to this Agreement, and to participate in the administration of the Loans and this Agreement, shall be suspended during the pendency of such failure or refusal, except with respect to clause (a)(i) of Section 9.1 hereof. Administrative Agent shall have the right, but not the obligation, in its sole discretion, to acquire at par all of such Defaulting Lender’s Commitment, including its Pro Rata Share in the Obligations under this Agreement. In the event that Administrative Agent does not exercise its right to so acquire all of such Defaulting Lender’s interests, then each Lender that is not in Default (each, a “Current Party”) shall then, thereupon, have the right, but not the obligation, in its sole discretion to acquire at par (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata) such Defaulting Lender’s Commitment, including its Pro Rata Share in the outstanding Obligations under this Agreement.

Section 9.15 Replacement of Lender. If (a) Borrower becomes obligated to pay any additional amounts to any Lender pursuant to Section 2.19 hereof, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 hereof, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(e), (b) any Lender is a Defaulting Lender, (c) any Lender delivers a notice pursuant to Section 2.17 with respect to circumstances that do not affect other Lenders hereunder or (d) any Lender becomes a “Non-Consenting Lender” (as defined below), then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, (i) except following the occurrence and during the continuance of an Event of Default, terminate the Commitments of such Lender and repay all obligations of Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date, or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.13 hereof), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(A) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 9.13(b) hereof (unless Administrative Agent waives such fee);

(B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees);

(C) such assignment does not conflict with applicable Legal Requirements;

(D) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(E) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

If (i) Borrower or Administrative Agent requests Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 9.1 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 9.16 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, Lenders shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lenders shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.

Section 9.17 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

Section 9.18 [Intentionally Omitted].

Section 9.19 Confidentiality. Administrative Agent and each Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its Affiliates’ respective partners directors, officers, employees, representatives, advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in connection with any pledge or assignment permitted under Section 9.13(f) hereof; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process provided, that Administrative Agent or such Lender, unless prohibited by any Legal Requirement, shall use reasonable efforts to notify Borrower in advance of any disclosure pursuant to this subclause (c) but only to the extent reasonably practicable under the circumstances and on the understanding that neither Administrative Agent nor any Lender shall incur any liability for failure to give such notice; (d) to any other party to this Agreement; (e) to the extent necessary, in connection with the exercise of any remedies hereunder during the continuance of an Event of Default or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement for the benefit of Borrower containing provisions substantially the same as those of this Section 9.19, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; (g) with the consent of Borrower, or (h) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent or a Lender on a nonconfidential basis from a source other than Borrower, Revolving Credit Borrower or General Partner. For the purposes of this Section, “Information” means all information received from Borrower, Revolving Credit Borrower or General Partner relating to Borrower or its businesses, other than any such information that is available to Administrative Agent or a Lender on a nonconfidential basis prior to disclosure by such Person. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.20 PATRIOT ACT NOTICE. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow each Lender and Administrative Agent (for itself and not on behalf of any Lender) to identify Borrower in accordance with the Patriot Act.

Section 9.21 Multiple Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart to this Agreement and any Loan Document by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement and any such Loan Document.

Section 9.22 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.

[REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

WHITEHORSE FINANCE, LLC, a Delaware limited liability company

By:	H.I.G.-GPII, Inc., its Manager

By:
Name:
Title:

Signature Page to Term Loan Agreement

ADMINISTRATIVE AGENT:

CITIBANK, N. A., as Administrative Agent

By:
Name: Gerard M. Russell
Title: Director

Signature Page to Term Loan Agreement

LENDER:

CITIBANK, N.A.

Commitment: $54,000,000.00	By:
Name: Gerard M. Russell
Title: Director

Notices:

Citibank, N.A.

227 West Monroe Street, 4th Floor

Chicago, IL 60606

Attention:              Gerard M. Russell

Telephone:            (312) 384-1418

Fax:                        (312) 384-1400

With a copy (which shall not in itself constitute notice) to:

Citibank, N.A.

227 West Monroe Street, 4th Floor

Chicago, IL 60606

Attention:              David Moore

Telephone:            (312) 384-1370

Fax:                       (312) 384-1400

Signature Page to Term Loan Agreement

LENDER:

DEUTSCHE BANK TRUST COMPANY AMERICAS

Commitment: $36,000,000.00	By:
Name:
Title:

By:
Name:
Title:

Notices:

Attention:              Deutsche Bank Trust Company Americas

                               60 Wall Street

                               New York, New York 10005-2836

                               Attention: Tina Gu

Telephone:            (212) 250-0357

Fax:                        (904) 222-8175

Email:                    abs.conduits@db.com

With a copy (which shall not in itself constitute notice) to:

Attention:              Deutsche Bank Trust Company Americas

                               5022 Gate Parkway, Suite 100

                               Jacksonville, FL 32256

                               Attention: Lee Joyner

Telephone:            (904) 527-6438

Fax:                        (904) 494-6815

Email:                    loan.admin-ny@db.com

Signature Page to Term Loan Agreement